EXHIBIT 99.1

CORRECTING and REPLACING Helen of Troy Limited Reports

First Quarter Fiscal Year 2017 Results

•        GAAP Diluted Earnings Per Share (EPS) of $0.68; Non-GAAP Adjusted Diluted EPS of $1.27

•        Maintains Fiscal Year 2017 Net Sales Revenue in a Range of $1.57 to $1.62 Billion

•        Expects GAAP Diluted EPS in a Range of $4.37 to $4.77; Maintains Non-GAAP Adjusted Diluted EPS in a Range of $5.85 to $6.35

CORRECTION...by Helen of Troy Limited

EL PASO, Texas—(BUSINESSWIRE)—The seventh financial table from the beginning of the release, entitled: SELECTED OTHER DATA, Reconciliation of Non-GAAP Financial Measures — GAAP Operating Income, (Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (6), (Unaudited), (in thousands), has been corrected and replaced. The corrected table is included below.

The corrected release reads:

Helen of Troy Limited Reports

First Quarter Fiscal Year 2017 Results

•        GAAP Diluted Earnings Per Share (EPS) of $0.68; Non-GAAP Adjusted Diluted EPS of $1.27

•        Maintains Fiscal Year 2017 Net Sales Revenue in a Range of $1.57 to $1.62 Billion

•        Expects GAAP Diluted EPS in a Range of $4.37 to $4.77; Maintains Non-GAAP Adjusted Diluted EPS in a Range of $5.85 to $6.35

EL PASO, Texas, July 7, 2016 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, nutritional supplement and beauty products, today reported results for the three-month period ended May 31, 2016.

Executive Summary for the First Quarter of Fiscal Year 2017

•                  Net sales growth of 0.8%, which includes a 1.1% decline from Venezuela and a 0.5% decline from foreign currency;

•                  Hydro Flask net sales of $14.4 million, ahead of expectations;

•                  Increase in gross profit margin of 2.3 percentage points;

•                  Reported operating income of $22.9 million compared to $26.5 million in the same period last year;

•                  Non-GAAP adjusted operating income of $44.6 million compared to $38.4 million in the same period last year, an increase in adjusted operating margin of 1.7 percentage points;

•                  Cash flow from operations of $41.7 million compared to $37.8 million in the same period last year;

•                  Reported diluted EPS of $0.68 compared to $0.70 in the same period last year; and

•                  Non-GAAP adjusted diluted EPS of $1.27 compared to $1.06 in the same period last year.

							Adjusted
	Net Sales Revenue				Operating Margin		Operating Margin
	Q1 FY2017	Q1 FY2016	$ Change	% Change	Q1 FY2017	Q1 FY2016	Q1 FY2017	Q1 FY2016
Housewares	$84,603	$65,186	$19,417	29.8%	18.3%	17.2%	20.3%	18.1%
Health & Home	146,355	143,042	3,313	2.3%	6.6%	5.9%	11.3%	8.7%
Nutritional Supplements	35,940	39,440	(3,500)	(8.9)%	(14.7)%	6.6%	6.5%	11.4%
Beauty	81,040	97,677	(16,637)	(17.0)%	3.8%	4.4%	10.5%	9.8%
Total	347,938	345,345	2,593	0.8%	6.6%	7.7%	12.8%	11.1%

Julien R. Mininberg, Chief Executive Officer, stated: “Our fiscal year is off to a solid start, with our first quarter results highlighted by increased net sales revenue, expansion in adjusted operating margin, and growth in adjusted earnings per share. These results were driven by solid progress on our key strategic priorities, which brought improvements in our gross profit margin as we benefitted from sales mix, SKU rationalization initiatives, the Hydro Flask acquisition and cost savings efforts. Our Housewares and Health & Home segments led the way during the quarter, with growth in revenues and profitability more than sufficient to offset softer sales in our Beauty and Nutritional Supplements segments.  We believe this speaks to the strength of our diversified business model and the discipline with which we operate. Our Housewares segment net sales grew 29.8%, with the core business contributing 7.8%, and the newly acquired Hydro Flask business contributing 22% toward growth.  Our Health & Home segment net sales grew 2.3%, even as we rationalized certain parts of that business to further improve profitability.  While Beauty adjusted operating margin grew during the first quarter, sales in that segment performed below our expectations primarily due to slower replenishment orders from some key retailers as they adjusted their stocking patterns.  Net sales and profitability for our Nutritional Supplements segment also showed a decline, as we continue to transition that business into new channels such as online and select specialty nutrition, reducing the dependency on legacy newsletter subscription and direct mail.  Healthy Directions remains a leader in the industry and we continue to strategically invest in the long-term growth and profitability of this business.”

Mr. Mininberg continued: “Although the retail headwinds and macroeconomic uncertainties have intensified in certain segments of our business, we are pleased to maintain our consolidated full year outlook due to our diversified business model and the benefits from the execution of our multi-year transformation strategy.  We expect to continue to invest in our strong portfolio of brands, our operations, and our management talent to deliver strong cash flow and shareholder value in fiscal year 2017.”

First Quarter Fiscal Year 2017 Consolidated Operating Results

•                  Net sales revenue increased 0.8% to $347.9 million compared to $345.3 million in the first quarter of fiscal year 2016.  Core business net sales revenue decreased $12.5 million, or 3.6%, which includes a negative year-over-year impact from Venezuela and foreign currency fluctuations of 1.1% and 0.5%, respectively.

•                  Gross profit margin increased 2.3 percentage points to 43.8% compared to 41.5% for the same period last year. The increase in consolidated gross profit margin is primarily due to favorable shifts in product sales mix, product rationalization efforts, margin accretion from Hydro Flask and declines in product costs, partially offset by the unfavorable impact of foreign currency fluctuations and lower sales in Nutritional Supplements.

•                  SG&A was 35.1% of net sales compared to 32.9% of net sales for the same period last year.  The increase is primarily due to: (i) higher share-based incentive compensation expense, which increased the SG&A ratio by 1.0 percentage point; (ii) the impact of $1.5 million in patent litigation charges, which increased the SG&A ratio by 0.4 percentage points, and (iii) the impact within our core business that lower net sales had on operating leverage. These factors were partially offset by lower outbound freight costs and lower year-over-year foreign currency revaluation losses.

•                  Operating income was $22.9 million compared to $26.5 million for the same period last year primarily reflecting: (i) a non-cash impairment charge of $7.4 million related to certain trademarks and brand assets in the Beauty and Nutritional Supplements segments; (ii) a $1.7 million decline from the Company’s Venezuela operations, due almost entirely to the adoption of the new DICOM exchange rate; (iii) the impact of $1.5 million in patent litigation charges; (iv) an increase of $3.6 million in share-based incentive compensation expense; and, (v) the negative impact of foreign currency fluctuations.

•                  Income tax expense as a percentage of pretax income was 1.9% compared to 14.2% for the same period last year.  The year-over-year decrease in the Company’s effective tax rate was primarily due to a $1.4 million tax benefit related to the resolution of uncertain tax positions, and a $1.1 million tax benefit resulting from the recognition of excess tax benefits from share-based compensation in income tax expense rather than additional paid in capital, reflecting a change in an accounting pronouncement.

•                  Net income was $19.0 million, or $0.68 per diluted share on 28.1 million weighted average diluted shares outstanding, compared to $20.4 million, or $0.70 per diluted share on 29.1 million weighted average diluted shares outstanding in the same period last year.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges, non-cash share-based compensation, and patent litigation charges, as applicable) increased $6.4 million to $48.4 million.

On an adjusted basis for the first quarter of fiscal years 2017 and 2016, excluding non-cash asset impairment charges, non-cash amortization of intangible assets, non-cash share based compensation, and patent litigation charges, as applicable:

•                  Adjusted operating income was $44.6 million, or 12.8% of net sales, compared to $38.4 million, or 11.1% of net sales, in the prior year, reflecting the overall improvement in consolidated gross profit margin, the accretive impact of the Hydro Flask acquisition, lower outbound freight costs, lower year-over-year foreign currency revaluation losses, partially offset by the unfavorable impact of foreign currency fluctuations and a decline in operating income from the Company’s Venezuela operations of $1.7 million, due almost entirely to the adoption of the new DICOM exchange rate.

•                  Adjusted income was $35.9 million, or $1.27 per diluted share, compared to $30.7 million, or $1.06 per diluted share, in the prior year, primarily reflecting the improvement in adjusted operating income and lower tax expense.

First Quarter Fiscal 2017 Segment Results

Health & Home net sales rose 2.3% driven by strong sell-in of seasonal fans and year-over-year gains in the thermometry and air purification categories, which were partially offset by declines in the hot/cold therapy category due to planned rationalization of lower margin products and programs, and a decline in water filtration due to the discontinuation of a large seasonal promotion program in the club channel and a slowdown in replenishment orders after strong sell-in during the fourth quarter of fiscal year 2016.  Adjusted operating margin improved 2.6 percentage points to 11.3% due to a better product sales mix, product cost decreases, lower freight costs and better operating leverage from higher net sales revenue.

Housewares net sales increased by 29.8% driven by net sales growth of 22% from Hydro Flask, which was acquired on March 18, 2016 (with no comparable results in the same period last year), and 7.8% of core business net sales revenue growth primarily due to new product introductions. Growth was slightly offset by higher promotional spending in support of new product launches. Adjusted operating margin improved 2.2 percentage points primarily due to margin accretion from the Hydro Flask acquisition, partially offset by higher advertising and promotional spending in support of new product launches.

Beauty net sales decreased 17.0%, which includes the negative impact of approximately 1.4% from foreign currency fluctuations and an anticipated 4% decline from the Company’s Venezuelan operations, due almost entirely to the adoption of the new DICOM exchange rate.  Gains from new product introductions were offset by the anticipated decline in the foot care category of $4.0 million, or 4.1%, due to competitive pressures and high inventory in the channel, as well as inventory adjustments by a few key retailers following strong shipments in the fourth quarter of fiscal year 2016.  Adjusted operating margin improved 0.7 percentage points despite a decline in operating income of $1.7 million, or 1.7 percentage points, from the segment’s Venezuelan operations.  The increase in adjusted operating margin was primarily due to an improvement in gross profit margin from a better product sales mix, SKU rationalization and lower product costs, as well as a decline in advertising expense.

Nutritional Supplements net sales decreased 8.9%, reflecting lower response rates in the offline channel and a decline in the legacy newsletter subscription business, partially offset by growth in the AutoDelivery program and selective distribution in additional channels, as the Company broadens this segment’s business model.  Adjusted operating margin declined by 4.9 percentage points due to the impact of the net sales decline on operating leverage, higher promotion, advertising, customer acquisition and online channel development costs, and upfront investment in direct response television to drive demand at specialty retail.

Balance Sheet Highlights

•                  Cash and cash equivalents totaled $23.1 million at May 31, 2016, compared to $15.3 million at May 31, 2015.

•                  Total short- and long-term debt increased to $587.5 million at May 31, 2016, compared to $434.0 million at May 31, 2015, a net increase of $153.5 million. The increase primarily reflects $210.0 million drawn to fund the Hydro Flask acquisition in March 2016.

•                  Accounts receivable turnover was 54.1 days at May 31, 2016, compared to 57.1 days at May 31, 2015.

•                  Inventory was $319.2 million at May 31, 2016, compared to $299.3 million at May 31, 2015.  Inventory turnover improved to 2.8 times per year from 2.7 times per year for the same period last year.

Hydro Flask Acquisition

As previously reported, on March 18, 2016, the Company acquired Steel Technology, LLC, doing business as Hydro Flask (“Hydro Flask”). Hydro Flask is a leading designer, distributor and marketer of high performance insulated stainless steel food and beverage containers for active lifestyles. The aggregate purchase price for the transaction was approximately $209.3 million in cash, subject to customary adjustments. The purchase price was funded with borrowings under the Company’s credit facility.

Fiscal Year 2017 Annual Outlook

For fiscal year 2017, the Company continues to expect consolidated net sales revenue in the range of $1.570 to $1.620 billion, which includes incremental sales from the Hydro Flask acquisition in the range of $60.0 to $65.0 million for the period subsequent to closing in fiscal year 2017.  The Company’s sales outlook implies consolidated sales growth of 1.6% to 4.8%, and core business sales growth of -2.3% to 0.6%, both of which include the following items that negatively impact the year-over-year comparison of net sales revenue by a combined 3.0 percentage points:

•                  The impact of the re-measurement of the Company’s fiscal year 2017 Venezuela financial statements at the DICOM rate, which is expected to negatively impact year-over-year consolidated net sales revenue by approximately $22.0 million, or 1.4 percentage points;

•                  The assumption that end of June foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact year-over-year net sales revenue by approximately $9.0 million, or 0.6 percentage points;

•                  The rationalization of low profit business, which is expected to negatively impact year-over-year net sales revenue by approximately $16.0 million, or 1.0 percentage point; and

•                  The overhang from excess cold/flu inventory at retail due to the weak fiscal year 2016 cold/flu season, which is expected to negatively impact the comparison of net sales revenue by approximately $4.0 million, or 0.3 percentage points.

Although the Company is maintaining its expectations for fiscal year 2017 consolidated net sales, it is lowering its expectations for the Nutritional Supplements segment.  The Company now expects a decline in net sales for the Nutritional Supplements segment of mid-single digits for fiscal year 2017.  The Company also expects the Beauty segment to end fiscal year 2017 at the low end of the Company’s original expected decline of 7% to 12%.

The Company now expects consolidated GAAP diluted EPS of $4.37 to $4.77, which includes an after-tax non-cash asset impairment charge of $5.1 million and a patent litigation charge of $1.5 million. The Company is maintaining its adjusted diluted EPS (non-GAAP) outlook in the range of $5.85 to $6.35, which excludes after-tax non-cash asset impairment charges, patent litigation charges, share-based compensation expense and intangible asset amortization expense and includes incremental adjusted diluted EPS (non-GAAP) from the Hydro Flask acquisition in the range of $0.28 to $0.32 per share.

The following items negatively impact the year-over-year comparison of earnings per diluted share by a combined $0.61 per share:

•                  The impact of the re-measurement of the Company’s fiscal year 2017 Venezuela financial statements at the current DICOM rate, which is expected to negatively impact the year-over-year comparison by approximately $0.30 per diluted share;

•                  The assumption that end of June foreign currency exchange rates will remain constant for the fiscal year, which is expected to negatively impact the year-over-year comparison by approximately $0.18 per diluted share;

•                  The significant and well-publicized shift in the hourly wage landscape is expected to have a negative impact of approximately $0.14 per diluted share in fiscal year 2017; and

•                  The comparative impact of $0.07 per diluted share of tax benefits in fiscal year 2016 that are not expected to repeat in fiscal year 2017.

Consistent with the Company’s strategy of investing in core business growth, its outlook includes approximately $0.45 per share year-over-year in incremental investments in marketing, advertising, new product and new channel development.

The Company’s outlook assumes that the severity of the cold/flu season will be in line with historical averages.  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.3 million and an expected effective tax rate of 13% to 15% for the full fiscal year 2017.  The guidance also reflects the Company’s outlook for the retail environment and recent declining trends in the retail sector and the broader market. The likelihood and potential impact of any fiscal year 2017 acquisitions, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 4:45 pm Eastern Time today, Thursday, July 7, 2016. Institutional investors and analysts interested in participating in the call are invited to dial (888) 572-7034 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on July 7, 2016 until 11:59 p.m. Eastern Time on July 14, 2016 and can be accessed by dialing (877) 870-5176 and entering replay pin number 2456521. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited (NASDAQ, NM: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO®, Good Grips®, Hydro Flask®, OXO tot®, OXO on®, Vicks®, Braun®, Honeywell®, PUR®, Febreze®; Revlon®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Dr. Sinatra®, Dr. David Williams®, and Dr. Whitaker®. All trademarks herein belong to Helen of Troy Limited (or its affiliates) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

Certain written and oral statements made by our Company and subsidiaries of our Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that we expect or anticipate will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and assumptions, but there can be no assurance that we will realize our expectations or that our assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, we caution readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2016 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, our relationships with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, the retention and recruitment of key personnel, expectations regarding our recent and future acquisitions, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses, foreign currency exchange rate fluctuations, disruptions in U.S., U.K., Euro zone, Venezuela, and other international credit markets, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, risks to the Nutritional Supplements segment associated with the availability, purity and integrity of materials used in the manufacture of vitamins, minerals and supplements, the impact of changing costs of raw materials, labor and energy on cost of goods sold and certain operating expenses, the geographic concentration and peak season capacity of certain U.S. distribution facilities increases our exposure to significant shipping disruptions and added shipping and storage costs, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of vitamins, minerals and supplements, the risks associated with potential adverse publicity and negative public perception regarding the use of vitamins, minerals and supplements, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, debt leverage and the constraints it may impose on our cash resources and ability to operate our business, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with a number of new government regulations as a result of adding vitamins, minerals and supplements to the Company’s portfolio of products, the risks associated with product recalls, product liability, other claims, and related litigation against us, the risks associated with tax audits and related disputes with taxing authorities, the risks of potential changes in laws, including tax laws, health insurance laws and regulations related to conflict minerals along with the costs and complexities of compliance with such laws, and our ability to continue to avoid classification as a controlled foreign corporation. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income and Reconciliation of Non-GAAP Financial Measures —

Adjusted Operating Income, Adjusted Income and Adjusted Diluted Earnings per Share (“EPS”) (1)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended May 31,
	2016						2015
	As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)		As Reported (GAAP)		Adjustments		Adjusted (non-GAAP)
Sales revenue, net	$347,938	100.0%	$—		$347,938	100.0%	$345,345	100.0%	$—		$345,345	100.0%
Cost of goods sold	195,511	56.2%	—		195,511	56.2%	202,026	58.5%	—		202,026	58.5%
Gross profit	152,427	43.8%	—		152,427	43.8%	143,319	41.5%	—		143,319	41.5%

Selling, general, and administrative expense (“SG&A”)	122,129	35.1%	—		107,843	31.0%	113,776	32.9%	—		104,901	30.4%
			(5,614	)(2)					(2,061	)(2)
			(7,204	)(3)					(6,814	)(3)
			(1,468	)(4)					—
Asset impairment charges	7,400	2.1%	(7,400	)(5)	—	—%	3,000	0.9%	(3,000	)(5)	—	—%
Operating income	22,898	6.6%	21,686		44,584	12.8%	26,543	7.7%	11,875		38,418	11.1%

Nonoperating income, net	149	—%	—		149	—%	138	—%	—		138	—%
Interest expense	(3,651)	(1.0)%	—		(3,651)	(1.0)%	(2,892)	(0.8)%	—		(2,892)	(0.8)%
Total other expense	(3,502)	(1.0)%	—		(3,502)	(1.0)%	(2,754)	(0.8)%	—		(2,754)	(0.8)%
Income before income taxes	19,396	5.6%	21,686		41,082	11.8%	23,789	6.9%	11,875		35,664	10.3%

Income tax expense	370	0.1%	4,830	(7)	5,200	1.5%	3,379	1.0%	1,583	(7)	4,962	1.4%
Net income	$19,026	5.5%	$16,856		$35,882	10.3%	$20,410	5.9%	$10,292		$30,702	8.9%

Diluted EPS	$0.68		$0.59		$1.27		$0.70		$0.36		$1.06

Weighted average shares of common stock used in computing diluted EPS	28,147		—		28,147		29,088		—		29,088

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment (6)
(Unaudited)
(in thousands)

	Three Months Ended May 31,				% of Sales Revenue, net
	2016	2015	$ Change	% Change	2016	2015
Sales revenue by segment, net
Housewares	$84,603	$65,186	$19,417	29.8%	24.3%	18.9%
Health & Home	146,355	143,042	3,313	2.3%	42.1%	41.4%
Nutritional Supplements	35,940	39,440	(3,500)	(8.9)%	10.3%	11.4%
Beauty	81,040	97,677	(16,637)	(17.0)%	23.3%	28.3%
Total sales revenue, net	$347,938	$345,345	$2,593	0.8%	100.0%	100.0%

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	May 31,
	2016	2015 (a)
Balance Sheet:
Cash and cash equivalents	$23,115	$15,262
Receivables, net	204,544	210,001
Inventory, net	319,249	299,300
Total assets, current	560,408	540,381
Total assets	1,841,516	1,656,935
Total liabilities, current	277,386	267,279
Total long-term liabilities	607,659	457,519
Total debt	587,491	433,966
Stockholders’ equity	956,471	932,137

Cash Flow:
Depreciation and amortization	$10,956	$10,354
Net cash provided by operating activities	41,736	37,818
Capital and intangible asset expenditures	5,154	2,717
Payments to acquire businesses, net of cash received	209,258	42,750
Net amounts borrowed	(32,700)	5,600

Liquidity:
Working Capital	$283,023	$273,102

(a)         As a result of the adoption of new accounting standards for fiscal year 2017, balances as of May 31, 2015 have be reclassified to conform with current year’s presentation.

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures — GAAP Operating Income
to Adjusted Operating Income (non-GAAP) (1) (6)

(Unaudited)

(in thousands)

	Three Months Ended May 31, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$15,500	18.3%	$9,604	6.6%	$(5,272)	(14.7)%	$3,066	3.8%	$22,898	6.6%
Patent litigation charge (4)	—	—%	1,468	1.0%	—	—%	—	—%	1,468	0.4%
Asset impairment charges (5)	—	—%	—	—%	5,000	13.9%	2,400	3.0%	7,400	2.1%
Subtotal	15,500	18.3%	11,072	7.6%	(272)	(0.8)%	5,466	6.7%	31,766	9.1%
Non-cash share-based compensation (2)	1,028	1.2%	1,910	1.3%	1,032	2.9%	1,644	2.0%	5,614	1.6%
Amortization of intangible assets (3)	657	0.8%	3,538	2.4%	1,571	4.4%	1,438	1.8%	7,204	2.1%
Adjusted operating income (non-GAAP)	$17,185	20.3%	$16,520	11.3%	$2,331	6.5%	$8,548	10.5%	$44,584	12.8%

	Three Months Ended May 31, 2015
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$11,183	17.2%	$8,418	5.9%	$2,620	6.6%	$4,322	4.4%	$26,543	7.7%
Asset impairment charges (5)	—	—%	—	—%	—	—%	3,000	3.1%	3,000	0.9%
Subtotal	11,183	17.2%	8,418	5.9%	2,620	6.6%	7,322	7.5%	29,543	8.6%
Non-cash share-based compensation (2)	306	0.5%	595	0.4%	303	0.8%	857	0.9%	2,061	0.6%
Amortization of intangible assets (3)	312	0.5%	3,500	2.4%	1,564	4.0%	1,438	1.5%	6,814	2.0%
Adjusted operating income (non-GAAP)	$11,801	18.1%	$12,513	8.7%	$4,487	11.4%	$9,617	9.8%	$38,418	11.1%

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1) (6)

(Unaudited)

(in thousands)

	Three Months Ended May 31,
	2016	2015
Net income	$19,026	$20,410

Interest expense, net	3,608	2,874

Income tax expense	370	3,379

Depreciation and amortization, excluding amortized interest	10,956	10,354

EBITDA (Earnings before interest, taxes, depreciation and amortization)	33,960	37,017

Add: Non-cash share-based compensation (2)	5,614	2,061

Patent litigation charge (4)	1,468	—

Non-cash asset impairment charges (5)	7,400	3,000

Adjusted EBITDA	$48,442	$42,078

SELECTED OTHER DATA — AS AMENDED

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (6)

(Unaudited)

(in thousands)

	Three Months Ended May 31, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income	$15,500	$9,604	$(5,272)	$3,066	$22,898

Depreciation and amortization, excluding amortized interest	1,329	5,233	1,960	2,434	10,956

Other income / (expense)	—	—	—	106	106

EBITDA (Earnings before interest, taxes, depreciation and amortization)	16,829	14,837	(3,312)	5,606	33,960

Add: Non-cash share-based compensation (2)	1,028	1,910	1,032	1,644	5,614

Patent litigation charge (4)	—	1,468	—	—	1,468

Non-cash asset impairment charges (5)	—	—	5,000	2,400	7,400

Adjusted EBITDA	$17,857	$18,215	$2,720	$9,650	$48,442

	Three Months Ended May 31, 2015
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income	$11,183	$8,418	$2,620	$4,322	$26,543

Depreciation and amortization, excluding amortized interest	1,008	5,063	1,968	2,315	10,354

Other income / (expense)	—	—	—	120	120

EBITDA (Earnings before interest, taxes, depreciation and amortization)	12,191	13,481	4,588	6,757	37,017

Add: Non-cash share-based compensation (2)	306	595	303	857	2,061

Non-cash asset impairment charges (5)	—	—	—	3,000	3,000

Adjusted EBITDA	$12,497	$14,076	$4,891	$10,614	$42,078

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP) (1) (6) (7)

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended May 31,		Basic EPS		Diluted EPS
	2016	2015	2016	2015	2016	2015
Net income as reported (GAAP)	$19,026	$20,410	$0.69	$0.72	$0.68	$0.70
Patent litigation charge, net of tax (4)	1,464	—	0.05	—	0.05	—
Asset impairment charges, net of tax (5)	5,097	2,656	0.18	0.09	0.18	0.09
Subtotal	25,587	23,066	0.92	0.81	0.91	0.79
Non-cash share-based compensation, net of tax (2)	4,093	1,742	0.15	0.06	0.15	0.06
Amortization of intangible assets, net of tax (3)	6,202	5,894	0.22	0.21	0.22	0.20
Adjusted income (non-GAAP)	$35,882	$30,702	$1.29	$1.08	$1.27	$1.06

Weighted average shares of common stock used in computing basic and diluted earnings per share			27,773	28,520	28,147	29,088

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2017 Outlook for GAAP Diluted EPS

to Adjusted Diluted EPS (non-GAAP) (1) (7) (8)

(Unaudited)

	Fiscal Year Ended February 28, 2017
	Quarter Ended May 31, 2016 (Three Months)	Outlook for the Balance of the Fiscal Year (Nine Months)			Outlook for the Fiscal Year (Twelve Months)
Diluted EPS, as reported (GAAP)	$0.68	$3.69	—	$4.09	4.37	—	$4.77
Patent litigation charge, net of tax (4)	0.05	—	—	—	0.05	—	0.05
Asset impairment charges, net of tax (5)	0.18	—	—	—	0.18	—	0.18
Subtotal	0.91	3.69	—	4.09	4.60	—	5.00
Non-cash share-based compensation, net of tax (2)	0.15	0.25	—	0.29	0.40	—	0.44
Amortization of intangible assets, net of tax (3)	0.22	0.63	—	0.69	0.85	—	0.91
Adjusted diluted EPS (non-GAAP) (1)	$1.27	$4.58	—	$5.08	$5.85	—	$6.35

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)         This press release contains non-GAAP financial measures. Adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. Additionally, the non-GAAP financial measures are used by management for measuring and evaluating the Company’s performance. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)         Adjustments consist of non-cash share-based compensation expense of $5.61 million ($4.09 million after tax) and $2.06 million ($1.74 million after tax), respectively, for the three months ended May 31, 2016 and 2015, respectively. Share-based compensation expense is recognized for share-based awards outstanding under share-based compensation plans.

(3)         Adjustments consist of non-cash intangible asset amortization expense of $7.20 million ($6.20 million after tax) and $6.81 million ($5.89 million after tax), respectively, for the three months ended May 31, 2016 and 2015, respectively.

(4)         Adjustment consists of a patent litigation charge of $1.47 million ($1.46 million after tax) recorded during the three months ended May 31, 2016.

(5)         Adjustments consist of non-cash asset impairment charges of $7.40 million ($5.10 million after tax) and $3.00 million ($2.66 million after tax), respectively, for the three months ended May 31, 2016 and 2015, respectively. The non-cash charges relate to certain brand assets and trademarks in our Nutritional Supplements and Beauty segments, which were written down to their estimated fair values, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(6)         The VapoSteam business was acquired on March 31, 2015 and its operations are reported in the Health & Home segment. Results reported for the three months ended May 31, 2016 includes one incremental month of operating results compared to the same period last year.

The Hydro Flask business was acquired on March 18, 2016 and its operations are reported in the Housewares segment.  Results reported for the three months ended May 31, 2016 include approximately two and a half months of operating results, with no comparable results for the same period last year.

(7)         Total tax effects of adjustments described in Notes 2 through 5, for each of the periods presented:

	Three Months Ended May 31,
(In thousands)	2016	2015
Non-cash share-based compensation (2)	(1,521)	(319)
Amortization of intangible assets (3)	(1,002)	(920)
Patent litigation charge (4)	(4)	—
Asset impairment charges (5)	(2,303)	(344)
Total	$(4,830)	$(1,583)

(8)         The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.30 million for fiscal year 2017.